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               INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Enterbank Holdings, Inc.:

We consent to the incorporation by reference in Enterbank Holdings, Inc.'s (Enterbank) registration statement 333-43365 on Form S-8 of our report dated January 23, 1998, except as to Note 19, which is as of March 13, 1998, relating to the consolidated balance sheets of Enterbank and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Enterbank.



                                          /s/ KPMG Peat Marwick LLP


St. Louis, Missouri
March 24, 1998